Exhibit 99.1











                  CHARLES E. SMITH COMMERCIAL REALTY L.P.

                  CONSOLIDATED FINANCIAL STATEMENTS
                  AS OF DECEMBER 31, 2001
                  TOGETHER WITH AUDITORS' REPORT

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Unitholders of
Charles E. Smith Commercial Realty L.P.:

We have audited the accompanying consolidated balance sheet of Charles E. Smith Commercial Realty L.P. and its subsidiaries (the "Operating Partnership", a Delaware limited partnership) as of December 31, 2001 and the related consolidated statement of income, changes in partners' deficit and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Operating Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charles E. Smith Commercial Realty L.P. and its subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.




                                                        ARTHUR ANDERSEN LLP


Vienna, Virginia
February 22, 2002

                     CHARLES E. SMITH COMMERCIAL REALTY L.P.
                           Consolidated Balance Sheet
                             As of December 31, 2001
                             (Dollars in Thousands)


ASSETS
Rental property, net of accumulated depreciation                    $ 1,193,397
Escrows and tenants' security deposits - restricted                      31,828
Tenant and other receivables, net of allowance
       for doubtful accounts of $1,091                                   20,664
Accrued rental income                                                    24,133
Deferred charges, net of accumulated amortization                        21,917
Investment in joint venture                                               8,424
Other assets                                                              7,934
                                                                    ------------
      Total assets                                                  $ 1,308,297
                                                                    ============

LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
      Mortgage notes payable                                        $ 1,470,057
      Line of credit                                                     33,000
      Accounts payable and accrued expenses                              34,564
      Accounts payable - related parties                                  1,469
      Rents received in advance                                           6,703
      Tenants' security deposits                                          3,919
      Other liabilities                                                   7,174
                                                                    ------------
              Total liabilities                                       1,556,886
                                                                    ============

Commitments and contingencies

Convertible, redeemable Class C unitholders (2.5 million units authorized, issued, and outstanding, $24 per unit carrying
      and redemption amount)                                             59,164

Partners' deficit:
      Cumulative, convertible, preferred Class D unitholders
           (7.7 million units authorized, issued, and outstanding)       241,900
      Class A unitholders (19.7 million units authorized, issued,
           and outstanding)                                            (619,015)
      Accumulated earnings                                               69,998
      Accumulated comprehensive loss                                       (636)
                                                                    ------------
              Total partners' deficit                                  (307,753)
                                                                    ------------
      Total liabilities and partners' deficit                        $1,308,297
                                                                    ============

  The accompanying notes are an integral part of this consolidated statement.

                     CHARLES E. SMITH COMMERCIAL REALTY L.P.
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                             (DOLLARS IN THOUSANDS)


Revenues
Property rentals                                                $ 354,818
Expense reimbursements                                              9,890
Property management and leasing                                    17,794
                                                        ------------------
    Total revenues                                                382,502



EXPENSES
Operating                                                          86,699
Real estate taxes                                                  25,565
Ground rent                                                         1,223
Depreciation and amortization                                      53,936
General and administrative                                         19,737
Other                                                               1,822
                                                        ------------------
    Total operating expenses                                      188,982
                                                        ------------------

Operating income                                                  193,520

Income from unconsolidated joint venture                              371
Interest income                                                     1,604
Interest expense                                                 (112,695)
                                                        ------------------

Net income before extraordinary item                               82,800

Extraordinary loss on early extinguishment of debt                    (87)
                                                        ------------------

Net income                                                         82,713

Class D preferred unit distributions                              (15,080)
                                                        ------------------

Net income applicable to Class A and
    Class C unitholders                                          $ 67,633
                                                        ==================


  The accompanying notes are an integral part of this consolidated statement.


                                         CHARLES E. SMITH COMMERCIAL REALTY L.P.
                     CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' DEFICIT AND COMPREHENSIVE INCOME
                                           FOR THE YEAR ENDED DECEMBER 31, 2001
                                                  (DOLLARS IN THOUSANDS)


                                                           PREFERRED                ACCUMULATED
                                                CLASS A     CLASS D    ACCUMULATED COMPREHENSIVE   PARTNERS'     COMPREHENSIVE
                                              UNITHOLDERS  UNITHOLDERS  EARNINGS       LOSS         DEFICIT          INCOME
                                              ------------ ----------- ----------- -------------- ------------  ----------------
BALANCE, December 31, 2000                     $ (616,115) $ 241,900     $ 55,266            $ -   $ (318,949)
    Amortization of unit grants                       490          -            -              -          490
    Contributions                                     216          -            -              -          216
    Distributions                                       -          -      (67,981)             -      (67,981)
    Repurchase of partnership units                (3,460)         -            -              -       (3,460)
    Other                                            (146)         -            -              -         (146)
    Net income                                          -          -       82,713              -       82,713            82,713
    Unrealized loss on marketable securities            -          -            -              -            -                (2)
    Change in fair value of the swap agreements         -          -            -              -            -              (634)
                                                                                                                 ---------------
    Other comprehensive loss                            -          -            -           (636)        (636)             (636)
                                                                                                                 ---------------
    Comprehensive Income                                                                                             $   82,077
                                               ---------------------------------------------------------------   ===============
BALANCE, December 31, 2001                     $ (619,015) $ 241,900     $ 69,998         $ (636)  $ (307,753)
                                               ===============================================================

  The accompanying notes are an integral part of this consolidated statement.

                     CHARLES E. SMITH COMMERCIAL REALTY L.P.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                             (DOLLARS IN THOUSANDS)


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                         $ 82,713
  Adjustments to reconcile net income to net cash provided by operating activities-
      Depreciation and amortization                                    53,936
      Amortization of deferred financing charges                        2,444
      Amortization of unit grants                                         490
      Provision for loss on marketable securities                       1,423
      Extraordinary item                                                   87
      Income from unconsolidated joint venture                           (371)
      Loss on asset disposals                                              73
      Lease acquisition costs                                          (4,039)
      Decrease in accrued rental income                                   160
      Decrease in tenant and other receivables                          4,781
      Increase in other assets                                         (1,921)
      Increase in rents received in advance                             1,206
      Increase in accounts payable and accrued expenses                 5,092
      Increase in tenants' security deposits                              246
      Decrease accounts payable - related parties                        (486)
      Decrease in other liabilities                                      (375)
                                                                   -----------
         Net cash provided by operating activities                    145,459
                                                                   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to rental property                                        (93,040)
  Decrease in escrows and tenants' security deposits                    5,500
  Distributions from joint venture                                        694
                                                                   -----------
           Net cash used in investing activities                      (86,846)
                                                                   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of mortgages payable                                     (76,935)
  Proceeds from mortgages payable                                      88,762
  Paydown of line of credit                                           (70,500)
  Borrowings on line of credit                                         69,500
  Merger costs                                                         (3,519)
  Payment of financing fees                                              (551)
  Repurchase of partnership units                                      (3,460)
  Contributions                                                           216
  Distributions to partners                                           (67,981)
                                                                   -----------
           Net cash used in financing activities                      (64,468)
                                                                   -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                              (5,855)
CASH AND CASH EQUIVALENTS, beginning of year                            5,855
                                                                   -----------
CASH AND CASH EQUIVALENTS, end of year                               $      -
                                                                   ===========


  The accompanying notes are an integral part of this consolidated statement.

                     CHARLES E. SMITH COMMERCIAL REALTY L.P.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2001


1.    ORGANIZATION AND FORMATION OF OPERATING PARTNERSHIP:

Charles E. Smith Commercial Realty L.P. (the "Operating Partnership"), was formed on July 25, 1997, as a Delaware limited partnership. On October 31, 1997, the Operating Partnership completed its initial consolidation of certain property partnerships and property service companies (the "CES Group"); prior to October 31, 1997, the Operating Partnership had no operations. Simultaneously, the entities that owned the properties and the property service companies included in the CES Group (the "Predecessor Partners") contributed the properties and service businesses to the Operating Partnership (or to entities owned by the Operating Partnership) and received in exchange, directly or indirectly, limited partnership units in the Operating Partnership. In addition, Vornado Realty Trust (Vornado Realty Trust and its consolidated subsidiaries including Vornado Realty L.P. are herein after referred to as "VRLP")
contributed $60 million on October 31, 1997 in return for 2.5 million convertible redeemable Class C units. As a result of the initial 1997 consolidation, and subsequent consolidations of additional property partnerships, the Operating Partnership issued Operating Partnership units to the Predecessor Partners of the entities acquired. Because of prior common ownership and management, contributed assets and liabilities were recorded at their historical net book value, which also resulted in the transfer of approximately $605.4 million of net carry-over equity deficits to the Operating Partnership.

On March 3, 1999, VRLP contributed to the Operating Partnership the land previously subject to certain ground leases under: (1) eight properties, containing approximately 2.5 million square feet, that were subject to ground leases requiring minimum rental plus 50% of net cash flows, and (2) seven properties, containing approximately 1.2 million square feet, that were subject to a ground lease requiring minimum rental and 5.1% of net cash flow. VRLP also contributed a 50% ownership in five properties (the "Crystal Parks") and the ground leases for the land underneath the Crystal Parks. In return for these contributions, the VRLP received approximately 7.7 million cumulative, convertible, preferred Class D limited partnership units for estimated consideration of approximately $242 million. As a result of this transaction (the "March 1999 Transaction"), VRLP increased its effective ownership in the Operating Partnership from approximately 11% at December 31, 1998, to approximately 34%, and the size of the Board of Managers of the general partner of the Operating Partnership was increased from two to three managers, with VRLP appointing the additional new manager. The March 1999 Transaction has been accounted for as a purchase and the $242 million purchase price has been allocated to the land acquired.

As of December 31, 2001, the Operating Partnership had approximately 19.7 million Class A units, 2.5 million Class C units, and approximately 7.7 million Class D units outstanding.

MERGER

On January 1, 2002, VRLP purchased the remaining 66% of the Operating Partnership units that it did not previously own. VRLP exchanged 0.7898 of a Class A unit of VRLP for each Class A unit of the Operating Partnership. The consideration paid for the remaining 66% of the Operating Partnership was approximately $1.6 billion. This consisted of 15.6 million newly issued VRLP units, valued at $608 million, and $985 million of debt. Approximately 609,000 Class A units of VRLP issued in the merger, will be held in escrow, subject to certain indemnification provisions. This transaction will be accounted for as a purchase. In addition, the Operating Partnership incurred approximately $3.5 million of merger costs for which VRLP is contractually obligated to reimburse the Operating Partnership. These costs have been included in other assets on the accompanying consolidated balance sheet.

CURRENT OPERATIONS

The Operating Partnership and its subsidiaries are engaged in the ownership, operation, management, leasing, acquisition, expansion, and development of primarily commercial office building properties. As of December 31, 2001, the Operating Partnership owned, either through wholly-owned subsidiaries or through its non-controlling general partner interest in a joint venture, fifty-four office properties (the "Properties") containing approximately 13.0 million square feet of office space including approximately 297,000 square feet of retail space as follows: (1) a 100% fee interest in twenty-five properties containing approximately 7.0 million square feet located in Crystal City, VA;
(2) a 100% fee interest in one property containing approximately 174,000 square feet located in Arlington County, VA; (3) a 100% fee interest in eight properties containing approximately 2.5 million square feet located in Bailey's Crossroads, VA; (4) a 100% fee interest in four properties containing approximately 868,000 square feet located in Washington, D.C.; (5) a 100% fee interest in three properties containing approximately 474,000 square feet located in Tyson's Corner, VA; (6) a 100% fee interest in six properties containing approximately 899,000 square feet located in Reston, VA; (7) a 100% interest in one property containing approximately 204,000 square feet, which is subject to a ground lease with a third party, located in Bethesda, MD; (8) a 100% interest in two properties containing approximately 609,000 square feet, which are subject to ground leases with a third party, located in Clarendon, VA;
(9) a 100% interest in one property containing approximately 190,000 square feet, which is subject to a ground lease with a third party, located in Washington, D.C, and (10) a 20% non-controlling general partner interest in a partnership owning three properties containing approximately 541,000 square feet in Tyson's Corners, VA (the "Joint Venture"). The Operating Partnership also owns a 100% ownership interest in a commercial management company that provides leasing and management services to the Properties and to third parties.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

The accompanying consolidated balance sheet as of December 31, 2001, and the consolidated statement of income, partners' deficit and comprehensive income, and cash flows for the year then ended, include all of the accounts of the Operating Partnership and its majority owned subsidiaries where the Operating Partnership exercises control. All significant intercompany balances and transactions have been eliminated.

RENTAL PROPERTY

With the exception of the Joint Venture, the assets acquired in the March 1999 Transaction, the nine properties acquired in 2000, and a wholly-owned property containing approximately 400,000 square feet which was completed in September 2001, which are recorded at their actual cost, rental property is recorded at carry over basis and therefore is at the Predecessor Partners' historical cost net of accumulated depreciation at the time of contribution. The cost of buildings and improvements excludes financing costs, interest costs, and real estate taxes incurred during the original construction period except for properties constructed subsequent to December 15, 1979, and December 31, 1982, the dates for which Statement of Financial Accounting Standards ("SFAS") No. 34, Capitalization of Interest Cost and No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, respectively, became effective. Ordinary repairs and maintenance are expensed as incurred; major replacements and improvements are capitalized.

Depreciation is computed using the straight-line method over the following estimated useful asset lives:

     Buildings and improvements..............20 to 40 years
     Furniture, fixtures, and equipment......5 to 10 years
     Tenant improvements.....................Lesser of lease term or useful life

When  assets  are  sold  or  retired,   their  costs  and  related   accumulated
depreciation are removed from the accounts, with the resulting gains or losses reflected in net income for the period.

Impairment losses on long-lived assets used in operations are recorded when events and circumstances indicate that the assets might be impaired and the estimated undiscounted cash flows (before interest expense) to be generated by those assets are less than the carrying amount of those assets. Upon the determination that impairment has occurred, those assets will be reduced to fair value. No such impairment losses have been recognized during the year ended December 31, 2001.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statement of cash flows, cash and cash equivalents include amounts invested in overnight repurchase agreements backed by U. S. government obligations and other U.S. government obligation money funds, all with purchased maturities of three months or less.

ESCROWS AND TENANTS' SECURITY DEPOSITS

At December 31, 2001, escrows primarily include externally restricted funds established pursuant to agreements for tenants' security deposits and lender agreements requiring escrowed property taxes, insurance, and tenant and capital improvements.

DEFERRED CHARGES

Deferred charges consist primarily of deferred financing charges and lease acquisition costs. Fees incurred to obtain long-term financing have been deferred and are being amortized over the terms of the respective loans using the effective interest method. The amortization of deferred financing charges is included in interest expense in the accompanying consolidated statement of income. Costs incurred in the successful negotiation of leases, including brokerage, legal, and other costs, have been deferred and are amortized on a straight-line basis over the terms of the respective leases.

INVESTMENT IN JOINT VENTURE

In July 1999, a wholly-owned subsidiary of the Operating Partnership contributed approximately $8.9 million to acquire a twenty percent non-controlling general partner interest in the Joint Venture. The Joint Venture owns and operates three properties containing approximately 401,000 square feet of office and 140,000 square feet of retail space. Additionally, the Operating Partnership provides property management and leasing services to the Joint Venture. The Operating Partnership accounts for this investment under the equity method. This investment was recorded initially at cost and is adjusted by the Operating Partnership's share of subsequent income (loss) and cash contributions and distributions.

REVENUE RECOGNITION

Minimum rental income is recognized on a straight-line basis over the term of the lease, regardless of when payments are due. Accrued rental income on the accompanying consolidated balance sheet represents the cumulative minimum rental income recognized in excess of rental payments currently due. Rent currently due in excess of minimum rental income recognized was approximately $160,000 for the year ended December 31, 2001. Additionally, certain of the lease agreements contain provisions that provide for contingent rentals based on reimbursement of the tenants' share of real estate taxes and increases in operating expenses in excess of specified amounts. Contingent rentals are recognized as they are earned.

Property management and leasing fees are generally based on a percentage of gross monthly revenue of managed properties and are recognized as revenue as they are earned. Leasing commissions and facilities management fees are recognized as revenue as they are earned.

INCOME TAXES

The accompanying consolidated financial statements do not contain any provision for federal income taxes. All federal income tax liabilities and/or tax benefits are passed through to the partners in accordance with the Operating Partnership agreement and the Internal Revenue Code.

The Operating Partnership calculates its provision for District of Columbia franchise taxes in accordance with SFAS No.109, Accounting for Income Taxes. As of December 31, 2001, the Operating Partnership had deferred tax assets of approximately $1.3 million, which are included as a component of other assets on the accompanying consolidated balance sheet. The deferred tax assets are primarily a result of temporary differences in the timing of the recognition of depreciation expense and rental revenue for financial reporting purposes and tax purposes. The Operating Partnership expects to realize the deferred tax assets over the time periods in which the related temporary differences reverse.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations (effective July 1, 2001) and SFAS No. 142, Goodwill and Other Intangible Assets (effective January 1, 2002). SFAS No. 141 prohibits pooling-of-interests accounting for acquisitions. SFAS No. 142 specifies that goodwill and some intangible assets will no longer be amortized but instead be subject to periodic impairment testing. In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations, which is effective for the Operating Partnership in the first quarter of 2003. SFAS No. 143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 is effective for the Operating Partnership in first quarter of 2002. The Operating Partnership does not believe that any of these standards will materially impact its financial statements.

During 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for the years beginning after June 15, 2000 as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133- an Amendment of FASB Statement No.
133. The  Operating  Partnership  adopted  SFAS No. 133 in the first  quarter of
2001.

The Operating Partnership has identified two financial instruments which qualify as derivative instruments in accordance with SFAS No. 133. The Operating Partnership's investment securities include stock purchase warrants received from companies that provide fiber-optic network and broadband access to the Operating Partnership's office tenants. Statement No. 133 requires these warrants to be marked to fair value at the end of each reporting period with the change in value recognized currently in earnings. For the year ended December 31, 2001, the Operating Partnership recorded a $1.4 million loss in other expense on the consolidated statement of income related to these warrants. Additionally, during 2001, the Operating Partnership entered into an interest rate swap to convert the interest rate on $50 million of variable rate debt to a fixed rate (the "Hedge"). The Hedge is effective for the period January 2, 2002 through July 2, 2002. Fixing the rate on this debt with an interest rate swap is consistent with the Operating Partnership's strategy of minimizing interest rate risk. The swap was designed to mirror the underlying variable rate debt in terms of index, reset, and amortization. Due to the nature of the terms of the swap and the underlying debt, the Operating Partnership determined that the derivative instrument is highly effective. Consequently, the unrealized loss of $634,000 is included as a component of other comprehensive income on the accompanying consolidated statement of changes in partners' deficit and comprehensive income in accordance with SFAS No. 133.

3.   RENTAL PROPERTY:

Rental property as of December 31, 2001, consists of the following (in thousands):

                                                            DECEMBER 31,
                                                                2001
                                                            ------------
     Land                                                   $  318,320
     Buildings, improvements and tenant improvements         1,357,595
     Construction in process                                    21,202
                                                            ------------
          Subtotal                                           1,697,117
     Less- Accumulated depreciation                           (503,720)
                                                            ------------
          Total                                             $1,193,397
                                                            ============

Depreciation expense related to rental property was approximately $51.3 million for the year ended December 31, 2001. Repairs and maintenance expense of the Operating Partnership was approximately $14.8 million for the year ended December 31, 2001.

4.  DEFERRED CHARGES:

Deferred charges as of December 31, 2001, consist of the following (in thousands):

                                                            DECEMBER 31,
                                                                2001
                                                            ------------
     Lease acquisition costs                                $   39,286
     Deferred financing charges                                 19,702
                                                            ------------
          Subtotal                                              58,988
     Less- Accumulated amortization                            (37,071)
                                                            ------------
          Total                                             $   21,917
                                                            ============

Amortization expense of lease acquisition costs was approximately $2.6 million for the year ended December 31, 2001. Amortization expense of deferred financing charges was approximately $2.4 million for the year ended December 31, 2001, and is included in interest expense on the accompanying consolidated statement of income.

5.  LEASING ACTIVITIES:

Future minimum lease payments to be received under noncancellable operating leases at December 31, 2001, expiring on various dates through December 2025 are as follows (in thousands):

     YEAR ENDING
     DECEMBER 31,                                              AMOUNT
     ------------                                           -----------
         2002                                               $   324,543
         2003                                                   272,711
         2004                                                   206,959
         2005                                                   139,023
         2006                                                    96,345
     Thereafter                                                 354,457
                                                            -----------
                                                            $ 1,394,038
                                                            ===========

As of December 31, 2001, one major tenant, the General Services Administration ("GSA"), occupied approximately 43 percent of the Operating Partnership's total square feet. Included within the GSA amounts is the United States Patent and Trademark Office ("PTO"), which occupies approximately 15 percent of the Operating Partnership's total square feet in 17 of the Properties. The majority of the PTO space is under leases that expire between 2003 and 2006.

GSA has conducted a competition for the consolidation of the PTO in up to eight buildings in Northern Virginia pursuant to a new twenty-year lease. The Operating Partnership was one of three finalists for this long-term housing solution for the PTO. On June 1, 2000, GSA awarded a lease to the offeror of a site in Alexandria, Virginia, and not the Operating Partnership. The June 1, 2000 lease for the Alexandria site was modified pursuant to an amended and restated lease dated December 19, 2001. Pursuant to the new lease, PTO is expected to occupy the new site beginning in late 2003 and continuing through May 2005.

The Operating Partnership and certain of the individual ownership entities have filed suit in the United States Court of Federal Claims seeking a permanent injunction to bar the implementation of the amended and restated lease dated December 19, 2001. The Operating Partnership is contending that the government violated federal procurement laws by making post-award modifications to the original June 1, 2000 lease that materially altered the fundamental nature of the transaction solely for the benefit of one bidder. A hearing in the case is scheduled for March 2002.

6.  MORTGAGE NOTES PAYABLE:

The Operating Partnership has mortgage loans as follows as of December 31, 2001 (in thousands):

                                                                   INTEREST
PROPERTY                                            BALANCE          RATE         MATURITY
------------------------------------------------------------------------------------------

FIXED RATE DEBT
CESC 1750 Pennsylvania Avenue L.L.C.                   $34,458     10.21%         05/15/02
CESC Plaza L.P. & CESC Plaza Five L.P.                  71,849      6.70%         10/01/04
CESC One Democracy Plaza L.P.                           27,383      8.77%         02/01/05
CESC Reston Executive Center L.L.C.                     72,500      7.83%         01/01/06
Fifth Crystal Park Associates L.P.,  Tranche A          40,500      6.80%         07/01/06
Fifth Crystal Park Associates L.P.,  Tranche B           3,774      8.39%         07/01/06
CESC One Skyline Place, L.L.C., Tranche A               14,163      8.30%         08/01/06
CESC One Skyline Place, L.L.C, Tranche B                 9,975      6.93%         08/01/06
CESC Two Skyline Place, L.L.C.                          14,163      8.30%         08/01/06
Second Crystal Park Associates L.P.                     52,229      7.05%         08/01/07
CESC Six Skyline Place, L.L.C.                          34,685      8.05%         11/01/07
CESC Two Courthouse Plaza L.P.                          33,947      7.19%         01/01/08
CESC Square Four L.L.C.                                 49,586      8.07%         10/01/10
CESC Mall L.L.C.                                        61,148      9.89%         12/15/11
CESC Gateway Two L.P.                                   36,787      7.03%         08/01/13
Third Crystal Park Associates, L.P.                     61,601      7.03%         08/01/13
CESC Square L.L.C.                                      92,867      7.81%         11/01/14
CESC Gateway/Square L.L.C.                             117,110      7.94%         10/01/24
CESC Crystal/Rosslyn L.L.C.                             73,371      6.90%         11/11/27
CESC One Courthouse Plaza L.L.C.                        46,760      7.19%         01/01/28
CESC Four and Five Skyline Place L.L.C.                 48,349      6.86%         01/01/28
CESC One Skyline Tower L.L.C.                           66,602      7.05%         06/11/28
CESC Three Skyline Place L.L.C.                         17,806      7.05%         06/11/28
Fourth Crystal Park Associates L.P.                     64,703      6.51%         09/01/28
First Crystal Park Associates L.P.                      54,959      8.11%         10/01/29

CESC 1101, 1730, 1140, & 1150 Streets, L.L.C.           93,729      7.99%         08/01/30
VARIABLE RATE DEBT
CESC Seventh Skyline Place L.L.C. construction
      loan                                               51,030     5.69%         04/14/02
CESC Tyson's Dulles Plaza, L.L.C.                        70,000     6.78%         06/30/03
CESC Commerce Executive Park, L.L.C.                     54,033     7.55%         07/31/03

                                                    ------------
                                                    $ 1,470,057
                                                    ============

On July 5, 2001, the Operating Partnership completed a $52.5 million refinancing of Second Crystal Park Associates L.P.'s mortgage loan. The new loan bears interest at a fixed rate of 7.05% and matures on August 1, 2007. All of the proceeds from the new loan plus approximately $7.2 million in cash were used to repay the existing mortgage loan of approximately $59.7 million. An extraordinary loss of $87,000 was recognized on the early extinguishment of debt.

During 2001, the Operating Partnership borrowed an additional $10 million on its CESC One Skyline Place, L.L.C. mortgage. The new tranche expires on August 1, 2006, and has an interest rate of 6.93%.

Borrowings on the construction loan bear interest at a rate which is the higher of the Prime Rate on the day of the draw or the Federal Funds Rate on that day plus 50 basis points, or at a rate of the London Interbank Offer Rate ("LIBOR") plus 135 basis points. The construction loan was obtained to finance the development of an approximately 400,000 square foot office building on a property located in Bailey's Crossroads, VA. Construction was completed on this building in September 2001. The construction loan is collateralized by the land and improvements and is partially guaranteed by the Operating Partnership. In February of 2002, the Operating Partnership exercised its option to extend the maturity on this loan from April of 2002 to October 2002. An extension fee of approximately $66,000 was paid in 2002 related to this extension.

As of December 31, 2001, mortgage notes payable consists of 27 loans collateralized by the land owned by the Operating Partnership, the land owned by the ground lessors, and substantially all of the buildings and improvements. The mortgage notes payable are generally due in monthly installments of principal and interest and mature at various dates through August 1, 2030. The CESC Tyson's Dulles Plaza, L.L.C. mortgage note has a variable rate of 150 basis points over LIBOR. The CESC Commerce Executive Park, L.L.C. mortgage note has a variable rate of 130 basis points over LIBOR. The loan is currently segregated into 2 tranches.

The scheduled principal payments of mortgage notes payable at December 31, 2001, are as follows (in thousands):

     YEAR ENDING
     DECEMBER 31,                                              AMOUNT
     ------------                                           -----------
         2002                                               $   104,463
         2003                                                   142,743
         2004                                                    88,941
         2005                                                    47,941
         2006                                                   167,744
     Thereafter                                                 918,225
                                                            -----------
                                                            $ 1,470,057
                                                            ===========

Certain   mortgage  notes  payable  are  subject  to  prepayment   penalties  or
defeasance, typically calculated based on yield maintenance, in the event of an early principal repayment.

In connection with certain loans, lenders have required certain of the entities to establish escrows for real estate taxes, insurance, capital and tenant improvements, leasing costs, and capital reserves. The escrows are held by the lenders in money market accounts and had an aggregate carrying value at December 31, 2001 of approximately $31.1 million.

At December 31, 2001, the management of the Operating Partnership believes it was in compliance with all loan covenants on its outstanding mortgages.

7.  LINE OF CREDIT:

On October 26, 2000, the Operating Partnership obtained a $200 million revolving line of credit (the "Line") of which $33 million was outstanding as of December 31, 2001. The Line expires on October 26, 2003. The Operating Partnership has two one-year options to extend the expiration date of the Line. Borrowings under the Line bear interest at a base rate (the greater of the Federal Funds Rate plus 50 basis points or the lender's Prime Rate) plus a range of 50 to 125 basis points depending on the leverage ratio of the Operating Partnership, or a rate of LIBOR plus a range of 225 to 300 basis points depending on the leverage ratio of the Operating Partnership. The Operating Partnership pays an annual fee ranging from 15 to 25 basis points of the unused portion of the Line depending on the leverage ratio of the Operating Partnership. The Line contains certain financial covenants, including maintenance of minimum net worth and debt service coverage ratios, maximum leverage ratio, and minimum cash reserves.

The merger of the Operating Partnership with VRLP on January 1, 2002 triggered the Operating Partnership's non-compliance with certain terms and conditions of the Line. The merger-related defaults were waived by the lenders for 90 days until March 31, 2002. The Operating Partnership plans to terminate the Line effective March 5, 2002. On January 4, 2002, the outstanding balance of $33 million on the Line was repaid by VRLP.

8.  RELATED-PARTY TRANSACTIONS:

Commercial management and leasing fee revenues from entities in which certain partners of the Operating Partnership exercise control amounted to approximately $3.2 million for the year ended December 31, 2001.

In 1994, Charles E. Smith Management, Inc. ("CESMI"), and Facilities Management Corporation ("FMC"), the predecessor entities to Charles E. Smith Real Estate Services L.P. ("CESRES"), a wholly-owned subsidiary of the Operating
Partnership, entered into a cost-sharing agreement with Charles E. Smith Residential Realty, Inc. ("SRW"), a related entity, under which CESRES is required to reimburse SRW for legal, systems, human resources, payroll, accounts payable, and other administrative functions. The agreement was for one year and automatically renews on an annual basis until such time as either party gives notice of nonrenewal. CESRES is allocated expenses based on formulas determined by the Operating Partnership's and SRW's management. Human resources, payroll department expenses, and office support are allocated primarily based on employee head count. Legal and systems costs were allocated based on actual usage. Accounts payable department costs are allocated based on the estimated nonpayroll expenditures. Included in expenses for the Operating Partnership were allocated expenses of approximately $2.7 million for the year ended December 31, 2001. Although these agreements were not negotiated at arms length, the Operating Partnership believes, based upon comparable fees charged by other service providers, that their terms are fair to the Operating Partnership.

On October 31, 2001, SRW merged with Archstone Communities Trust to form Archstone-Smith Operating Trust ("ASN"). As a result of this transaction, the Operating Partnership is currently establishing internal personnel and resources to perform the functions previously provided by SRW and currently by ASN, together SRW/ASN, including: legal, systems, human resources, payroll, accounts payable, and other administrative services. This transition is expected to be completed by the second quarter of 2002. The cost sharing agreement will then be limited to office services, certain executive office expenses, as well as shared conference, lunch, and training rooms.

     o Substantially all of the Properties' tenant construction management services, engineering, repair, and maintenance services and insurance placement services are provided by operating subsidiaries of SRW/ASN. Certain partners of the Operating Partnership are also officers, directors, and shareholders of SRW/ASN. These agreements expire in 2005. Fees for these services are computed as follows:

         - Tenant Construction Management - The Properties pay SRW/ASN fees equal to 15% of the total cost of a project for construction management services related to tenant renovations and certain building improvements and repairs.

         - Engineering, Repair, and Maintenance - The Properties pay SRW/ASN fees for engineering, repair, and maintenance services based on time incurred and in lieu of engineering and maintenance wages and benefits to employees and payments to third-party contractors. Such amounts are based on costs incurred by SRW/ASN, including an overhead charge.

         - Insurance - The Properties pay SRW/ASN fees for insurance placement services based on a percentage of the insurance premiums.

Total payments to SRW/ASN for the year ended December 31, 2001, were as follows (in thousands):

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                                2001
                                                            ------------
             Tenant construction management                 $   14,470
             Engineering, repair and maintenance                18,515
             Insurance                                           1,119
                                                            ------------
                  Total                                     $   34,104
                                                            ============

     o   For  the  year  ended  December  31,  2001,  the  Properties   incurred
         environmental services fees of approximately $1.4 million to Environmental Control Associates ("ECA"), a joint venture in which the Operating Partnership has a 74.61% interest. ECA owns and operates a central environmental control system that controls various energy-consuming devices, equipment, and machinery located in buildings purchasing its services. A subsidiary of SRW/ASN manages ECA for a fee, which was approximately $211,000 for the year ended December 31, 2001.

     o One of the Properties leases approximately 85,000 square feet of office space to SRW/ASN under noncancellable operating lease agreements. These lease agreements expire on April 2004. The lease contains certain provisions for escalations in the event of increased real estate taxes and operating expenses. SRW/ASN is allocated its portion of certain rents for space shared with affiliated entities. Rent is allocated ratably based on the amount of square footage occupied by each entity. For the year ended December 31, 2001, revenues under these leases were approximately $3.1 million. The lease agreement between the Operating Partnership and ASN is currently under negotiation. It is anticipated that a new lease agreement will be in place by the beginning of the second quarter of 2002.

     o In August 1999 and December 1999, the Operating Partnership acquired a total of four development contracts (one third party development contract, one related party development contract, and two development contracts with Operating Partnership properties) from Charles E. Smith Construction, Inc. for approximately $1.3 million. The cost of approximately $600,000 for the two development contracts with properties not owned by the Operating Partnership is included as a component of other assets on the accompanying consolidated balance sheet and will be amortized on a straight-line basis over the terms of the respective development contracts. These development contract costs were fully amortized as of December 31, 2001. The cost of approximately $700,000 for the two development contracts with Operating Partnership properties is recorded as a component of rental property in the accompanying consolidated balance sheet.

     o CESRES leases approximately 5,200 feet from a related party under an operating lease agreement on a month to month basis. The lease contains a provision for escalations in the event of increased real estate taxes and operating expenses. In addition CESRES is allocated its portion of certain rents for space shared with affiliated entities. Rent is allocated ratably based on the amount of square footage occupied by each entity. For the year ended December 31, 2001, rental payments under these leases approximated $246,000.

     o During 1992, one of the Properties bought out the lease of Crystal Food Services of Virginia, Inc. ("CFS"), a related entity, as part of management's decision to increase the number of nationally known retail tenants. Under the terms of the buyout, the property is required to pay CFS 100% of the increased cash flow for ten years. For the year ended December 31, 2001, payments to this entity were approximately $91,000.

9.  ACCUMULATED COMPREHENSIVE LOSS:

The Operating Partnership's accumulated comprehensive loss in 2001 consisted of $2,000 of unrealized loss on marketable securities and $634,000 for the change in fair value of the swap agreements.

10.  COMMITMENTS AND CONTINGENCIES:

GROUND LEASES

Two of the Properties have ground leases that provide for an annual base rent of the greater of $50,000 or 50% of the properties' net cash flows after certain debt service and certain operating expenses; these ground leases expire in 2062.

One of the Properties has a ground lease with certain Class A unitholders of the Operating Partnership that provides for an annual rent based upon 6 percent of the appraised value of the land, adjusted every ten years, but in no event less than the prior period's rent. This ground lease is subordinate to the mortgage debt on the property and expires in 2061. The annual rent is $548,808 for the ten-year period ending April 30, 2002.

Another one of the Properties has a ground lease that expires in 2084 and provides for a fixed rent payment that increases 5.5 percent annually. The minimum ground rent expense for 2001 was $339,357.

At the expiration of the ground leases, the land and all of the improvements thereon will revert to the ground lessor. The future minimum annual rentals as of December 31, 2001, for the ground leases are as follows (in thousands):

     YEAR ENDING
     DECEMBER 31,                                              AMOUNT
     ------------                                           -----------
         2002                                               $     1,007
         2003                                                     1,027
         2004                                                     1,047
         2005                                                     1,069
         2006                                                     1,092
     Thereafter                                                 580,800
                                                            -----------
                                                            $   586,042
                                                            ===========

Ground rent expense for the year ended December 31, 2001 was approximately $1.2 million.

BENEFIT PLANS

Substantially all employees of the Operating Partnership are eligible to participate in the Charles E. Smith Companies Employees' Retirement Plan, a profit-sharing plan (the "Plan"). Contributions to the Plan consist of discretionary and matching contributions determined annually by the Board of Managers. For discretionary and matching contributions related to periods prior to December 31, 1999, and for matching contributions related to periods subsequent to December 31, 1999, vesting is based on years of continuous service. A participant is 100 percent vested in discretionary and matching contributions related to periods prior to December 31, 1999, and in matching contributions related to periods subsequent to December 31, 1999, plus earnings thereon after five years of service. Participants are immediately 100 percent vested in discretionary contributions plus earnings thereon related to periods subsequent to December 31, 1999. For the year ended December 31, 2001, contributions to the Plan included in operating expenses were approximately $564,000, of which approximately $447,000 was discretionary.

LITIGATION

CESRES and the Properties are defendants in a number of actions generally resulting from their roles as management agent or as property owners. These actions are generally insured cases and are being defended by the Operating Partnership's insurance carriers. In the opinion of management, based on the advice of legal counsel, the resolution of such litigation will not have an adverse effect on the financial position or results of operations.



11.   FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure about the fair value for all financial instruments. The carrying values of escrows and tenants' security deposits, receivables, accounts payable and accrued expenses, and other assets and liabilities are reasonable estimates of their fair values because of the short maturities of these instruments. Mortgage notes payable have an aggregate fair value of approximately $1.5 billion as of December 31, 2001, based on the remaining maturities of the debt and interest rates currently available to the Properties for debt with similar terms and remaining maturities.

12.   INCENTIVE PLANS:

The Operating Partnership applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for the restricted unit plan. Had compensation cost for the Operating Partnership employee unit option plan been determined based on the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, the Operating Partnership's net income would have been reduced by approximately $2.0 million for the year ended December 31, 2001. The fair value of the options issued in 2001 is estimated at approximately $58,000. The following assumptions were used: dividend yield of 4.8%, volatility of 21.7%, average risk-free interest rate of 5.1%, and expected life of 10 years.

OPTION PLAN

The Operating Partnership maintains an employee stock and unit option plan (the "Option Plan") designed for executive officers and other key employees of the Operating Partnership. The Option Plan authorizes the issuance of up to approximately 1,836,000 Class A limited partnership units pursuant to options granted ("Unit Options").

Unit Options outstanding under the Option Plan are as follows:

                                                 NUMBER     WEIGHTED AVERAGE     OPTIONS
                                               OF OPTIONS    EXERCISE PRICE    EXERCISEABLE
                                               ----------   ----------------   ------------

Unit Options outstanding, December 31, 2000    1,333,400        $29.85           430,844

Unit Options granted                              10,000         34.00

Unit Options exercised                            (9,000)        24.00

Unit Options cancelled                           (84,982)        28.64
                                               ----------   ----------------   ------------
Unit Options outstanding, December 31, 2001    1,249,418        $30.01           609,768
                                               ----------   ----------------   ------------

The exercise price of Unit Options granted under the Option Plan may not be less than the fair market value of the limited partnership units on the date of grant. Payments for units granted under the Option Plan must be made in cash. The weighted average remaining contractual life of Unit Options outstanding as of December 31, 2001 was 7.21 years.

Unit Options granted under the Option Plan have a maximum term of ten years and vest generally in three to five equal annual installments beginning on the first anniversary of the date of grant. Generally, Unit Options terminate three months after the optionee's termination of employment with the Operating Partnership. The Executive Compensation Committee of the Board of Managers may provide, however, that an Unit Option may be exercised over a longer period following termination of employment, but in no event beyond the expiration date of the Unit Option.

As a result of the merger with VRLP on January 1, 2002, 293,334 of the 478,418 outstanding $24 Unit Options were exchanged for cash by VRLP. The purchase price of each $24 Unit Option exchanged for cash was $8.38 per unit, which represents the difference between the stipulated value of $32.38 for a $24 Unit Option and its exercise price of $24. The remaining 205,084 $24 Unit Options were exchanged for fully vested VRLP stock options. The $24 Unit Options exchanged for VRLP stock options were converted at a ratio of 0.7898 VRLP stock option to 1 $24 Unit Option. Of the 751,000 $34 Unit Options, 31,000 were exchanged for cash at a rate of $3.50 multiplied by the number of exercisable Unit Options held by the optionee. The remaining $34 Unit Options were exchanged for fully vested VRLP stock options at a conversion ratio of 0.7898 VRLP stock option to 1 $34 Unit Option.

RESTRICTED UNIT PLAN

The Operating Partnership adopted a restricted unit plan (the Restricted Plan) for executive officers and other key employees of the Operating Partnership. This Restricted Plan was amended on January 21, 2001 to allow for the issuance of up to 250,000 Class A limited partnership units. Restricted units that have not vested at the time of an employee's termination of employment with the Operating Partnership will be forfeited except where such termination occurs by reason of death or disability. Any restricted units forfeited pursuant to the vesting provisions of the Restricted Plan will again be available for award under the Restricted Plan. As of December 31, 2001, 155,544 Class A limited partnership restricted units had been awarded to certain executive officers and key employees. These grants vest in two to four equal annual installments beginning on the first anniversary of the date of grant, subject to acceleration of vesting upon a change of control of the Operating Partnership. As of December 31, 2001, 50,186 Class A limited partnership restricted units are vested. During the year ended December 31, 2001, compensation expense related to the restricted unit grants was approximately $490,000 based on the estimated fair market value of the Operating Partnership units at the date of grant.

As a result of the merger with VRLP on January 1, 2002, all the restricted units became fully vested and were converted into VRLP unrestricted partnership units at a conversion ratio of 0.7898 VRLP unit to 1 Operating Partnership unit.

On January 26, 2001, the Operating Partnership implemented a new incentive compensation program whereby certain eligible employees were awarded phantom units in the Operating Partnership. These phantom units allow the holder to receive quarterly cash distributions equivalent to those received by partners of the Operating Partnership, assuming the holder is employed by the Operating
Partnership at the time the distributions are paid. The phantom units are considered 50% vested two years from the grant date. At that time, the holders of the phantom units can elect to either exchange the vested phantom units for the value of the units, as determined by the Operating Partnership, or retain the phantom units and continue to receive quarterly cash distributions. If the holder elects to receive cash for the vested phantom units, the holder will no longer receive cash distributions on those units. The phantom units are considered 100% vested four years from the grant date. Once fully vested, the holder of the phantom units will receive either the cash value for 100% of the phantom units or the remaining 50% of the phantom units depending on the holder's election made initially after two years. The holder does not have the option to continue holding the phantom units once they become fully vested. The value of the phantom units is determined solely by the Operating Partnership at the time of payment. If at any time subsequent to the grant date the employee is terminated, the phantom units cease to exist as do all benefits associated with them. The holders of the phantom units are not partners in the Operating Partnership. The Operating Partnership accrues a liability over the vesting period of the phantom units based on its estimate of the value it will pay out and records all cash distributions as expense when paid. As of December 31, 2001, the Operating Partnership had recognized approximately $301,000 in compensation expense related to these phantom units.

In connection with the merger agreement with VRLP, the outstanding phantom units were bought out in December of 2001 at $32.38 per phantom unit. These costs are included in the merger costs discussed in Note 1.

13.  CONVERTIBLE, REDEEMABLE CLASS C UNITS:

As discussed in Note 1, the Operating Partnership has issued 2.5 million Class C limited partnership units. The Class C unitholder has the right to cause the Operating Partnership to redeem all of its Class

C units on or after October 31, 2007. The redemption price will be $24 per Class C unit, payable in cash or by a five-year note at the Operating Partnership's discretion. The Class C unitholder has the same rights in liquidation as the Class A unitholders. The Class C units are convertible into Class A units at any time at the option of the holder and will automatically convert into Class A units upon consummation of an Initial Public Offering or Public REIT Transaction, as defined. The Class C unitholder also has a contractual right to cause the Operating Partnership to redeem its Class C units in the event of a merger or similar transaction involving the Operating Partnership, for a redemption price equal to the value received in such transaction for the number of Class A units into which such Class C units are then convertible. The Class C units vote along with the Class A and Class D units as a single class on all matters, except any amendments to the terms of the Class C units, as to which they vote as a separate class. The accompanying consolidated statement of income includes net income applicable to Class A and Class C unitholders as Class C preferential distributions do not accrue until November 1, 2007.

On January 1, 2002, the Class C units were cancelled as a result of the merger with VRLP.

14.  CUMULATIVE, CONVERTIBLE, PREFERRED CLASS D UNITS:

As discussed in Note 1, in March 1999, VRLP contributed to the Operating Partnership certain assets in return for approximately 7.7 million cumulative, convertible, preferred Class D limited partnership units. Each Class D preferred unit is entitled to receive a cumulative preferential cash distribution on an annual basis of $1.81 in the first year following issuance, $1.89 in the second year following issuance, $1.97 in the third year following issuance, and $2.05 in the fourth year following issuance and thereafter until February 2024. Accrued Class D preferred distribution amounts that are not paid on the applicable distribution payment dates accumulate, compounded quarterly until the arrearage is fully paid, at interest rates ranging from 7.75% during the first year following issuance to 8.50% during the fourth year following issuance and thereafter (subject to a 2% reduction in rate after a Public REIT Transaction or an Initial Public Offering). So long as any Class D preferred units are outstanding, no distributions on Class A units, Class C units, or any other class or series of units of the Operating Partnership over which the Class D preferred units have priority in the payment of distributions ("Junior Units") can be declared or paid unless all accrued Class D preferred distribution amounts are declared and paid. Aggregate distributions on each Class A unit for each applicable year to date or annual period may not exceed the aggregate distributions for such period on each Class D preferred unit (subject to customary antidilution adjustments for splits, combinations and recapitalizations).

In the event of a liquidation, dissolution, or winding up of the Operating Partnership, the holders of the Class D preferred units are entitled to receive a distribution equal to the full amount of all accrued and unpaid cumulative Class D preferred distribution amounts before any distribution of assets of the Operating Partnership is made to the holders of Junior Units. Additionally, after payment of any other preferential distributions or liquidation preferences in respect of interests in the Operating Partnership, upon a liquidation, dissolution, or winding up, the holders of the Class D preferred units are also entitled to participate in the distribution of the assets of the Operating Partnership ratably with the holders of the Class A units, Class C units, and any other common units of the Operating Partnership then outstanding, in accordance with the holders' respective capital accounts.

Class D preferred units are convertible into Class A units at any time at the option of the holder on a one-for-one basis (subject to customary antidilution adjustments for splits, combinations and recapitalizations). Any accrued but unpaid Class D preferred distribution amounts outstanding at the time of such optional conversion will also be converted into Class A units at the rate of $31.50 per Class

A unit (subject to similar adjustments). On February 15, 2024, all Class D preferred units will automatically convert into Class A units on a one-for-one basis (subject to similar adjustments), or if all Class D preferred distribution amounts accrued on or prior to such date have not been paid in full, then on the first date thereafter on which such payment is made in full. The Class D preferred units vote along with the Class A and Class C units as a single class on all matters except any amendments to the terms of the Class D preferred units, as to which they vote as a separate class. The Class D preferred units are not redeemable except following conversion into Class A units, and then to the same extent as other Class A units are redeemable following a Public REIT Transaction or Initial Public Offering.

VRLP has a right of first opportunity, subject to certain terms and conditions, to purchase common equity and convertible and hybrid debt securities to be issued by the Operating Partnership at a price below $31.50 per unit and to maintain its percentage equity ownership in the event that the Operating Partnership issues common equity or convertible or hybrid debt securities at a price equal to or greater than $31.50 or if the Operating Partnership issues nonconvertible preferred equity securities at any price.

On January 1, 2002, the Class D preferred units were cancelled as a result of the merger with VRLP.

15.  SUPPLEMENTAL CASH FLOW DATA:

Information on non-cash investing and cash paid for interest is as follows (in thousands):

                                                        YEAR ENDED
                                                       DECEMBER 31,
                                                           2001
                                                       ------------
Cash paid for interest, net of amounts capitalized     $   110,755
Capitalized interest                                         3,195